EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-22745 of Diamond Offshore Drilling, Inc. on Form S-8 of our report, relating to the statement of net assets available for benefits as of December 31, 2012 of the Diamond Offshore 401(k) Plan (the Plan) dated June 17, 2013, appearing in this Annual Report on Form 11-K of the Diamond Offshore 401(k) Plan for the year ended December 31, 2013.

/s/ McConnell & Jones LLP

Houston, Texas

June 16, 2014